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                                                                       Exhibit 5



                                  July 7, 1995



FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, Minnesota  55318

Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to an additional 100,000 shares of Common Stock, without par value, of FSI International, Inc., a Minnesota corporation (the "Company"), pursuant to the Company's Directors Non-Statutory Stock Option Plan (the "Plan"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of up to an additional 100,000 shares of Common Stock by the Company, and that when issued and sold as contemplated in the Registration Statement and the Plan, such shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,



                                      FAEGRE & BENSON
                                      Professional Limited Liability Partnership